Exhibit 10.63
CONSULTANT SERVICES AGREEMENT

THIS AGREEMENT is entered into as of March 1, 2013 (the “Effective Date”), between Charles B. Edelstein (hereinafter referred to as “Consultant”) and Apollo Group, Inc. or its successor in interest (which together with its parent, subsidiaries or other affiliated entities is hereinafter referred to as “Company”);

WHEREAS, Company desires to retain the services of Consultant as a consultant in order that his professional skills, abilities and experience will be available to Company for a defined, limited period, and Consultant is willing to perform in such a capacity on the terms and conditions hereinafter set forth; and

WHEREAS, Consultant represents that he has the requisite skills, abilities and experience to provide the services desired by Company;

NOW, THEREFORE, in consideration of the premises and other mutual covenants and agreements herein contained, the parties hereby mutually covenant and agree as follows:

1.    SERVICES

During the period commencing on the Effective Date and ending on August 31, 2013 (the “Consulting Period”), Consultant shall provide advice and counsel to Company at such time and places and in such manner as reasonably requested from time to time from the Chief Executive Officer. Consultant understands that the Chief Executive Officer must authorize and approve any services provided by Consultant and agrees to perform faithfully the duties assigned to him to the best of his abilities and in the best interests of Company. The terms of Consultant’s service during the Consulting Period are determined hereunder and no employee manual, policy statement or similar item issued from time to time by Company to its employees shall constitute part of this Agreement or modify, affect or govern the terms of the engagement of Consultant during the Consulting Period.

2.    TERM OF AGREEMENT

This Agreement shall become effective on the date first set forth above and shall continue in effect until August 31, 2013, unless terminated in accordance with the provisions hereof. This Agreement may only be extended by mutual agreement of the parties in writing. This Agreement shall terminate immediately in the event of Consultant’s death.

3.    FEES AND EXPENSES

During the Consulting Period, Consultant shall be paid a fee of seven hundred dollars ($700) per hour for each full hour spent providing services to the Company under this Agreement and a pro-rated hourly amount for partial hours so spent.

The Company shall reimburse Consultant for business-related out-of-pocket expenses incurred, provided that all such expenses: (i) are reasonable and necessary, (ii) related to the provision of services under the Agreement, and (iii) to the extent an individual expense exceeds $1,500, are authorized in advance in writing by the Chief Executive Officer.

Such reimbursable expenses shall include:

A.
Business Air Travel - First class commercial or private air between Consultants’ office location and/or residence location(s) and Apollo business locations or other locations to which Consultant is required to travel in order to provide services under this Agreement;

B.
Business Ground Travel - Premium rental car or car service used for airport transfers or while traveling out-of-town to provide services under this Agreement. For purposes of this Agreement, “out-of-town” is understood to mean a location for the conduct of services under this Agreement that is a location other than one of the three communities in which Consultant maintains a residence;

C.	Business Lodging - A standard room at a premium hotel while providing services under this Agreement out-of-town (as defined above);

D.	Business Meals - Reasonable executive costs incurred for food and beverage while providing services under this Agreement out-of-town (as defined above); and

E.	Other reasonable incidental expenses incurred in the performance of services under this Agreement (e.g., visa fees, gratuities).

Additionally, in order to facilitate Consultant’s provision of services under this Agreement and to obtain cost efficiencies in relation to those services, the Company will, during the Consulting Period, provide Consultant with (i) an executive office at its offices located at 227 West Monroe, Suite 3600, Chicago, Illinois 60606, and (ii) reasonable access to executive level administrative support and technical support.

Any such reimbursements that are taxable to Consultant shall be reimbursed no later than the expiration of the short-term deferral deadline under the meaning of Section 409A.

Consultant shall issue invoices to the Company on a monthly basis for services provided and business-related out-of-pocket expenses incurred under this Agreement. Such invoices shall contain sufficient descriptions of activities that have or shall be performed in the billing period and include an itemization of reimbursable business-related expenses incurred, with supporting data, receipts and reports, as applicable, and such other information, all as reasonably required by the Company for its internal accounting purposes and specified by the Company to Consultant from time to time. Unless otherwise set forth in writing between the parties, the Company will pay all undisputed invoices within sixty (60) calendar days of the Company’s receipt of such invoice.

4.    CONFIDENTIAL INFORMATION AND TRADE SECRETS

Concurrently with the execution of this Agreement, Consultant shall execute and deliver to the Company the Proprietary Information and Intellectual Property Agreement attached as Exhibit A to this Agreement and shall abide by all the terms and provisions of that agreement.

5.    STATUS OF CONTRACTOR

A.
Nothing in this Agreement shall be interpreted or construed as continuing any employment relationship between Consultant and the Company during the Consultancy Period. Accordingly, Consultant shall not represent himself as an officer, employee or agent of the

Company to any third party, and Consultant’s services under this Agreement shall be rendered solely as a non-employee independent contractor.

B.
Without limiting the generality of the foregoing, Consultant hereby agrees and confirms that during the Consultancy Period, he will not be entitled to participate in any employee benefit plans, policies or programs of the Company, including (without limitation) group term life insurance or group health benefit plans, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, cash incentive plans, the Employee Stock Purchase Plan, stock option or other stock-based compensation plans, retirement benefits or 401(k) plan.

C.
Consultant shall be solely responsible for the payment of all taxes that become due and payable on any amounts paid to him by the Company pursuant to this Agreement, and the Company shall not withhold or otherwise collect any taxes from such payments.

6.    PROHIBITION OF ASSIGNMENT AND SUBCONTRACTING

No rights under this Agreement may be assigned by Consultant and no obligations of Consultant may be assumed by any person other than Consultant without the prior express written approval of Company.

7.    INDEMNITY

The Company agrees to indemnify and hold harmless Consultant from and against, and the Company agrees that Consultant shall not have any liability to the Company for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, "Liabilities"):

A.	related to or arising out of:

(i)	the Company’s actions or failures to act (including statements or omissions made or information provided by the Company or its agents) or

(ii)	Consultant’s actions or failures to act with the Company’s consent or in reliance on the Company’s actions or failures to act, or

B.
otherwise related to or arising out of the engagement, Consultant’s performance thereof or any other services Consultant is asked to provide to the Company with respect to the engagement (in each case, including related activities prior to the date hereof), except that this clause (B) shall not apply to any Liabilities to the extent that they are finally determined by a court of competent jurisdiction to have resulted primarily from the fraud, bad faith or gross negligence of Consultant.

If such indemnification is for any reason not available or insufficient to hold Consultant harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by Consultant, on the other hand, with respect to the engagement or, if such allocation is determined by a court of competent jurisdiction to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Consultant on the other hand; provided, however, that, to the extent permitted by applicable law, Consultant shall not be responsible for expenses and Liabilities which in the aggregate are in excess of the amount of all fees actually received by Consultant from the Company in connection with the engagement.

The Company will not permit any settlement or compromise to include, or consent to the entry of any judgment that includes, a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of Consultant, without Consultant’s prior written consent. If Consultant becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of the Company, in connection with or as a result of the engagement or any matter referred to in the engagement the Company also agrees to reimburse Consultant for his expenses (including, without limitation, reasonable legal fees and other costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) as such expenses are incurred. The Company’s obligations pursuant to this paragraph are in addition to any rights that Consultant may have at common law or otherwise.

8.    TERMINATION

Either party shall have the right to terminate this Agreement at any time upon ten (10) days’ written notice to the other. The Company shall further have the right to terminate this Agreement immediately at any time by written notice to Consultant in the event of a breach by Consultant of his obligations hereunder. In the event of termination of this Agreement, Company’s liability to Consultant shall be limited to payment for services actually furnished prior to termination plus reimbursable business-related expenses incurred.

9.    CONFLICTING AGREEMENTS

Consultant represents and warrants that he has no other existing obligation to assign rights to Work Product and/or Developments to any other party, that he is not contractually prohibited from engaging in any type of work and that he is not a party to any agreement or under any obligation which conflicts with the terms of this Agreement or which prohibits him from carrying out his responsibilities under this Agreement.

10.    WAIVER

Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. Absent such written waiver, no forbearance or other failure to insist on prompt compliance with any obligations, agreements or conditions hereunder shall be deemed to constitute a waiver of the rights of the party to whom compliance is owed.

11.    NOTICES

All notices required or permitted hereunder shall be given in writing and (i) personally delivered to the other party, (ii)sent by certified mail, return receipt requested, to the other party, or (iii) sent via facsimile to the other party with a copy sent via U.S. Mail to the following address:

To Consultant:	To Company:
Mr. Charles B. Edelstein	Mr. Fred Newton
227 West Monroe, Suite 3600	4025 S. Riverpoint Parkway
Chicago, IL 60606	Phoenix, AZ 85040

12.    ENTIRE AGREEMENT

This Agreement represents the full and final understanding between the parties hereto and merges and supersedes any and all other promises, understandings or agreements with respect to the subject matter hereof. It may only be modified by a written instrument signed by both parties and expressly referring to this Agreement.

13.    SEVERABILITY

If any provision of this Agreement is held illegal or unenforceable by any court or other authority of competent jurisdiction, such provision shall be deemed severable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

14.    APPLICABLE LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the state of Arizona, excluding its provisions regarding conflicts of laws.

AGREED:

CONSULTANT		APOLLO GROUP, INC.

/s/ Charles B. Edelstein	By:	/s/ Fred Newton
Charles B. Edelstein		Fred Newton
Senior Vice President-Human Resources

March 1, 2013		March 7, 2013
Date		Date

EXHIBIT A
PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT

This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my service with Apollo Group, Inc., is a condition of my consulting relationship with the Company, and is a material part of the consideration for the Company’s engagement of my services as a consultant. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy. I have read and agree to comply with such policy. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

A.Definitions

1.The “Company”
As used in this PIIPA, the “Company” refers to Apollo Group, Inc., each of its subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am engaged to provide consulting services to Apollo Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Group, Inc.

2.“Proprietary Information”
I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIPA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):

a.the Company’s Lead List which is comprised of prospective students;

b.data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

c.the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

d.the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;

e.the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

f.salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

g.all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports including but not limited to the “Yellow Book”, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

h.all monthly financial statements, including, but not limited to, the “Board Book”;

i.all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS)), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

j.information provided to the Company from a third party under a non-disclosure agreement;

k.    the “Personally Identifiable Information” of any individual that is known or accessible as a result of engagement with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

I understand and agree that my engagement as a consultant to the Company creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

3.“Company Documents and Materials”
I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIPA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.

B.Assignment of Rights and Confidentiality Requirements
All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

At all times, both during the period of my consulting relationship with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Delegation of Authority (“DOA”), except as may be necessary in the ordinary course of performing my duties as a consultant to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.

C.Maintenance and Return of Company Documents and Materials
I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.

I agree that during the period of my consulting relationship with the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing my duties as a consultant to the Company. I further agree that, immediately upon the termination of my consulting relationship with the Company for any reason, or at any time during the period of my engagement as a consultant if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.

D.Disclosure of Intellectual Property to the Company
I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my engagement as a consultant to the Company.

I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my consulting relationship with the Company which resulted, in whole or in part, from my engagement by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.

I agree to disclose Company Intellectual Property to the Company upon the first to occur of:
1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this PIIPA, or by any other Company policy;

4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.

I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non-confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an employee or service provider to the Company or the Company itself intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.

I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.

Notwithstanding any other provision of this PIIPA to the contrary, this PIIPA does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my engagement as a consultant to the Company; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstrably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the period of my engagement as a consultant to the Company, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.

E.Right to New Ideas
1.Assignment of Company Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.

I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully-owned by the Company into Company Intellectual Property.

If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.

Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.

2.Works Made for Hire
I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.

3.Cooperation
I agree to perform, during and after the period of my engagement as a consultant to the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.

4.Assignment or Waiver of Moral Rights
Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.

5.List of Intellectual Property
I have attached hereto in the Appendix to this Exhibit A of this PIIPA a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.

F.Company Authorization for Publication
Prior to my submitting or disclosing for possible non-confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the SEA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.

G.Former Employer’s, Client’s and Others’ Information
I represent that my performance of all the terms of this PIIPA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my engagement as a consultant to the Company.

I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as a consultant to the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers, clients or other person or entity.

H.Independent Contractor Status
I agree that this PIIPA is not an employment contract and that I will not, at any time, be an employee of the Company.

I.Reformation and Severability
I agree that if any provision, or portion of a provision, of this PIIPA is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this PIIPA be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this PIIPA and this PIIPA shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.

J.Authorization for Post-Termination Notification of Obligations under PIIPA
I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my consulting relationship with the Company of my ongoing obligations under this PIIPA.

K.Entire Agreement
This PIIPA; the Employment Agreement dated July 7, 2008, and subsequently amended on December 12, 2008, February 23, 2009 and April 24, 2009 and further clarified on September 29, 2010 (collectively, the “Employment Agreement”); the Transition Agreement dated January 5, 2012 (the “Transition Agreement”); and the General Release Agreement dated February 21, 2013 (the “Release Agreement”) constitute the entire understanding and agreement between me and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this PIIPA supersedes or replaces any of my or the Company’s obligations under my Employment Agreement, Transition Agreement, or Release Agreement that survived my termination of employment with the Company on February 28, 2013, including, but not limited to (i) my (and the Company’s) agreement to arbitrate disputes, and (ii) my restrictive covenants under Section 10 of the Employment

Agreement. Furthermore, any subsequent change(s) to the terms or conditions of my consulting relationship with the Company, including (without limitation) the number of hours of consulting services required of me or the hourly rate of compensation for my consulting services, shall not affect the validity or scope of this PIIPA which shall remain in full force and effect notwithstanding any such change(s).

L.Effective Date
This PIIPA shall be effective as of the first day of my engagement by the Company as a consultant and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.

M. Governing Law
Although I may perform consulting services for the Company outside of Arizona or the United States, I understand and agree that this PIIPA will be interpreted and enforced in accordance with the laws of the State of Arizona.

I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:	March 1, 2013	/s/ Charles B. Edelstein
Charles B. Edelstein

APPENDIX TO EXHIBIT A

1.
The following is a complete list of all Intellectual Property relevant to the subject matter of my consulting relationship with the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my engagement as a consultant by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

X	No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

2.	I propose to bring to my consulting relationship the following materials and documents of a former client, employer or other person/entity:

X	No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date:	March 1, 2013	/s/ Charles B. Edelstein
Charles B. Edelstein